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                               ADMINISTRATION AGREEMENT

               Administration Agreement, dated as of _________ __, 1997, by and between RCM Capital Management, L.L.C., a Delaware limited liability company ("RCM"), and RCM Equity Funds, Inc. (the "Company"), on behalf of RCM Kleinwort Benson Emerging Markets Fund, a series of the Company (the "Fund").

               WHEREAS, the Fund is a diversified series of the Company, a registered open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

               WHEREAS, the Company, on behalf of the Fund, desires to retain RCM to furnish certain administrative services to the Fund, and RCM is willing to furnish such services, on the terms and conditions hereinafter set forth (RCM, in its capacity as administrator to the Fund pursuant to the terms hereof is hereinafter referred to as the "Administrator").

               NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.     APPOINTMENT OF ADMINISTRATOR

               The Company hereby appoints the Administrator to act as administrator with respect to the Fund for purposes of providing certain administrative services for the period and on the terms set forth in this Agreement. The Administrator accepts such appointment and agrees to render the services stated herein.

2.     DELIVERY OF DOCUMENTS

               The Company will promptly deliver to the Administrator copies of each of the following documents and all future amendments and supplements, if any:

               a.   The Company's charter document and by-laws;

               b. The Company's currently effective registration statement under the Securities Act of 1933, as amended (the "1933 Act"), and the 1940 Act and the Prospectus(es) and Statement(s) of Additional Information relating to the Fund and all amendments and supplements thereto as in effect from time to time;

               c. Certified copies of the resolutions of the Board of Directors of the Company (the "Board") authorizing (1) the Company to enter into this Agreement and (2) certain individuals on behalf of the Fund to (a) give instructions to the Administrator pursuant to this Agreement and (b) sign checks and pay expenses;


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               d.   A copy of the investment advisory agreement between the
                    Company, on behalf of the Fund, and its investment adviser; and

               e. Such other certificates, documents or opinions which the Administrator may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties.

3.     REPRESENTATIONS AND WARRANTIES OF THE ADMINISTRATOR

               The Administrator represents and warrants to the Company that:

               a. It is a Delaware limited liability company, duly organized, existing and in good standing under the laws of the State of Delaware;

               b. All requisite proceedings have been taken to authorize it to enter into and perform this Agreement;

               c. No legal or administrative proceedings have been instituted or threatened which would impair the Administrator's ability to perform its duties and obligations under this Agreement; and

               d. The execution and performance of this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Administrator or any law or regulation applicable to it.

4.     REPRESENTATIONS AND WARRANTIES OF THE COMPANY

               The Company represents and warrants to the Administrator that:

               a. It is corporation, duly organized and existing and in good standing under the laws of the State of Maryland;

               b. It has the corporate power and authority under applicable laws and by its charter and by-laws to enter into and perform this Agreement;

               c. All requisite proceedings have been taken to authorize it to enter into and perform this Agreement;

               d.   It is an investment company registered under the 1940 Act;

               e. A registration statement under the 1933 Act and the 1940 Act has been filed and will be effective and remain effective during the term of this Agreement;

               f. No legal or administrative proceedings have been instituted or threatened which would impair the Company's ability to perform its duties and obligations under this Agreement;


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               g.   Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Company or the Fund or any law or regulation applicable to them; and

               h. As of the close of business on the date of this Agreement, the Company is authorized to issue up to 50,000,000 shares of capital stock of the Fund.

5.     ADMINISTRATION SERVICES

               The Administrator shall provide the following services subject to the control, supervision and direction of the Company and the review and comment by the Company's auditors and legal counsel and in accordance with procedures which may be established from time to time between the Company and the Administrator.

               a. Oversee the determination and publication of the Fund's net asset value in accordance with the Fund's policy as adopted from time to time by the Board;

               b. Oversee the maintenance by the Fund's custodian of certain books and records of the Fund as required under Rule 31a-1(b) of the 1940 Act;

               c. Prepare the Fund's federal, state and local income tax returns for review by the Company's independent accountants and filing by the Company's treasurer;

               d. Review the calculation, submit for approval by officers of the Company and arrange for payment of the Fund's expenses;

               e. Prepare for review and approval by officers of the Company financial information for the Fund's semi-annual and annual reports, proxy statements and other communications required or otherwise to be sent to Fund shareholders, and arrange for the printing and dissemination of such reports and communications to shareholders;

               f. Prepare for review by an officer of and legal counsel for the Company the Fund's periodic financial reports required to be filed with the Securities and Exchange Commission ("SEC") on Form N-SAR and financial information required by Form N-1A and such other reports , forms or filings as may be mutually agreed upon;

               g. Prepare reports relating to the business and affairs of the Fund as may be mutually agreed upon and not otherwise prepared by the Fund's investment adviser, custodian, legal counsel or independent accountants;


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               h.   Make such reports and recommendations to the Board
                    concerning the performance of the independent accountants as the Board may reasonably request;

               i. Make such reports and recommendations to the Board concerning the performance and fees of the Fund's custodian and transfer and dividend disbursing agent ("Transfer Agent") as the Board may reasonably request or deems appropriate;

               j. Oversee and review calculations of fees paid to the Fund's investment adviser, custodian and Transfer Agent;

               k. Consult with the Company's officers, independent accountants, legal counsel, custodian and Transfer Agent in establishing the accounting policies of the Fund;

               1. Review implementation of any dividend reinvestment programs authorized by the Board;

               m. Respond to, or refer to the Company's officers or Transfer Agent, shareholder inquiries relating to the Fund;

               n. Provide periodic testing of portfolios to assist the Fund's investment adviser in complying with Subchapter M of the Internal Revenue Code, qualification requirements of the 1940 Act and Fund prospectus limitations as may be mutually agreed upon;

               o.   Review and provide assistance on shareholder communications;

               p.   Maintain a general corporate calendar;

               q.   Maintain copies of the Company's charter and by-laws;

               r. File annual and semi-annual shareholder reports with appropriate regulatory agencies; review text of "Presidents' letters" to shareholders and "Management's Discussion of Fund Performance" (which shall also be subject to review by the Fund's legal counsel),

               s. Subject to review and comment by the Company's legal counsel, organize, attend and prepare minutes of shareholder meetings;

               t. Provide consultation on regulatory matters relating to portfolio management, Fund operations and any potential changes in the Fund's investment policies, operations or structure; act as liaison to legal counsel to the Fund and, where applicable, to legal counsel to the Company's independent Board members;


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               u.   Maintain continuing awareness of significant emerging
                    regulatory and legislative developments which may affect the Fund, update the Board and the investment adviser on those developments and provide related planning assistance where requested or appropriate;

               v. Develop or assist in developing guidelines and procedures to improve overall compliance by the Fund and its various agents with applicable legal requirements;

               w. Assist the Fund in the handling of routine regulatory examinations and work closely with the Fund's legal counsel in response to any non-routine regulatory matters;

               x. Assist with the filing of amendments to the Fund's Prospectus and Statement of Additional Information, prepare and file with the SEC proxy statements and SEC Rule 24f-2 notices.

The Administrator shall provide the office facilities and the personnel required by it to perform the services contemplated herein.

6.     FEES; EXPENSES; EXPENSE REIMBURSEMENT

               For the services to be rendered hereunder, the Fund shall pay the Administrator a monthly fee equal to the annualized rate of the higher of $75,000.00 and 0.15% of the Fund's average daily net asset value. The fees are accrued daily and billed monthly and shall be due and payable upon receipt of the invoice. Upon the termination of this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of termination of this Agreement. In addition, the Fund shall reimburse the Administrator for its out-of-pocket costs incurred in connection with this Agreement.

               The Fund agrees promptly to reimburse the Administrator for any equipment and supplies specially ordered by or for the Fund through the Administrator and for any other expenses not contemplated by this Agreement that the Administrator may incur on the Fund's behalf at the Fund's request or with the Fund's consent.

               The Fund will bear all expenses that are incurred in its operation and not specifically assumed by the Administrator. Expenses to be borne by the Fund include, but are not limited to: organizational expenses; costs of services of independent accountants and outside legal and tax counsel (including such counsel's review of the Fund's registration statement, proxy materials, federal and state tax qualification as a regulated investment company and other reports and materials prepared by the Administrator under this Agreement); investment advisory fees; costs of any services contracted for by the Fund directly from parties other than the Administrator; cost of trading operations and brokerage fees, commissions and transfer insurance premiums and other fees and expenses applicable to its operation; costs incidental to any meetings of shareholders including, but not limited to, legal and accounting fees, proxy filing fees and the costs of preparation, printing and mailing of any proxy materials; costs incidental to Board


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meetings, including fees and expenses of Board members; the salary and expenses of any officer, director/trustee or employee of the Fund; costs incidental to the preparation, printing and distribution of the Fund's registration statements and any amendments thereto and shareholder reports; costs of typesetting and printing of prospectuses; cost of preparation and filing of the Fund's tax returns, Form N-1A and Form N-SAR, and all notices, registrations and amendments associated with applicable federal and state tax and securities laws; all applicable registration fees and filing fees required under federal and state securities laws; fidelity bond and directors' and officers' liability insurance; and costs of independent pricing services used in computing the Fund's net asset value.

               The Administrator is authorized to and may employ or associate with such person or persons as the Administrator may deem desirable to assist it in performing its duties under this Agreement; provided, however, that the compensation of such person or persons shall be paid by the Administrator and that the Administrator shall be as fully responsible to the Fund for the acts and omissions of any such person or persons as it is for its own acts and omissions.

7.     INSTRUCTIONS AND ADVICE

               At any time, the Administrator may apply to any officer of the Company for instructions and may consult with its own legal counsel or outside counsel for the Company or the independent accountants for the Fund at the expense of the Fund, with respect to any matter arising in connection with the services to be performed by the Administrator under this Agreement. The Administrator shall not be liable, and shall be indemnified by the Fund, for any action taken or omitted by it in good faith in reliance upon any such instructions or advice or upon any paper or document believed by it to be genuine and to have been signed by the proper person or persons. The Administrator shall not be held to have notice of any change of authority of any person until receipt of written notice thereof from the Company. Nothing in this paragraph shall be construed as imposing upon the Administrator any obligation to seek such instructions or advice, or to act in accordance with such advice when received.

8.     LIMITATION OF LIABILITY AND INDEMNIFICATION

               The Administrator shall be responsible for the performance of only such duties as are set forth in this Agreement and, except as otherwise provided under Section 6, shall have no responsibility for the actions or activities of any other party, including other service providers. The Administrator shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or nonperformance of its duties hereunder unless solely caused by or resulting from the gross negligence or willful misconduct of the Administrator, its officers or employees. The Administrator shall not be liable for any special, indirect, incidental, or consequential damages of any kind whatsoever (including, without limitation, attorney's fees) under any provision of this Agreement, or for any such damages arising out of any act or failure to act hereunder. In any event, the Administrator's liability under this Agreement shall be limited to its total annual compensation earned and fees paid hereunder during the preceding twelve months for any liability or loss suffered by the Fund including, but not limited to, any liability


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relating to qualification of the Fund as a regulated investment company or any liability relating to the Fund's compliance with any federal or state tax or securities statute, regulation or ruling.

               The Administrator shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action or communication disruption, nor shall any such failure or delay give the Company the right to terminate this Agreement.

               The Company shall indemnify and hold the Administrator harmless from loss, cost, damage and expense, including reasonable fees and expenses for counsel, incurred by the Administrator resulting from any claim, demand, actions or suit in connection with the Administrator's acceptance of this Agreement, any action or omission by it in the performance of its duties hereunder, or as a result of acting upon any instructions reasonably believed by it to have been duly authorized by the Fund, provided that this indemnification shall not apply to actions or omissions of the Administrator, its officers, or employees in cases of its or their own gross negligence or willful misconduct.

               The indemnification contained herein shall survive the termination of this Agreement.

9.     CONFIDENTIALITY

               The Administrator agrees that, except as otherwise required by law or in connection with any required disclosure to a banking or other regulatory authority, it will keep confidential all records and information in its possession relating to the Fund or its shareholder accounts and will not disclose the same to any person except at the request or with the written consent of the Company.

10.    COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS; RECORDS

               The Company assumes full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to the Fund.

               In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Administrator agrees that all records which it maintains for the Fund shall at all times remain the property of the Company, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request. The Administrator further agrees that all records which it maintains for the Fund pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above. Records shall be surrendered in usable machine-readable form.


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11.    SERVICES NOT EXCLUSIVE

               The services of the Administrator to the Company are not deemed exclusive, and the Administrator shall be free to render similar services to others. The Administrator shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Company from time to time, have no authority to act or represent the Company in any way or otherwise be deemed an agent of the Company.

12.    TERM, TERMINATION AND AMENDMENT

               This Agreement shall continue in effect until the close of business on _____ __, 1999. This Agreement may thereafter be renewed from year to year by mutual consent, provided that such renewal shall be specifically approved at least annually by the Board. Upon termination of this Agreement, the Fund shall pay to the Administrator such compensation and reimbursable expenses as may be due under the terms hereof as of the date of such termination, including reasonable out-of -pocket expenses associated with such termination. This Agreement may be modified or amended from time to time by mutual written agreement of the parties hereto.

13.    NOTICES

               Any notice or other communication authorized or required by this Agreement to be given to either party shall be in writing and deemed to have been given when delivered in person or by confirmed facsimile, or posted by certified mail, return receipt requested, to such address and/or fax number as a party may specify by written notice to the other.

14.    NON-ASSIGNABILITY

               This Agreement shall not be assigned by either party hereto without the prior consent in writing of the other party, except that the Administrator may assign this Agreement to a successor of all or a substantial portion of its business, or to a party controlling, controlled by or under common control with the Administrator.

15.    SUCCESSORS

               This Agreement shall be binding on and shall inure to the benefit of the Company and the Administrator and their respective successors and permitted assigns.

16.    ENTIRE AGREEMENT

               This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all previous representations, warranties or commitments regarding the services to be performed hereunder whether oral or in writing.

17.    WAIVER

               The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right


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thereafter to insist upon strict adherence to that term or any term of this
Agreement. Any waiver must be in writing signed by the waiving party.

18.    SEVERABILITY

               If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

19.    GOVERNING LAW

               This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of California, without regard to principles of conflicts of law.

               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

RCM EQUITY FUNDS, INC.
ON BEHALF OF RCM KLEINWORT
BENSON EMERGING MARKETS FUND


By:_______________________
   Name: _________________
   Title:  _________________


RCM CAPITAL MANAGEMENT, L.L.C.


By:_______________________
   Name: _________________
   Title:  _________________


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